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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Ranger Energy Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RANGER ENERGY SERVICES, INC.

800 Gessner, Suite 1000

Houston, Texas 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Ranger Energy Services, Inc.:

        Notice is hereby given that the 2018 Annual Meeting of Stockholders of Ranger Energy Services, Inc. (the "Company") will be held at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024, on June 15, 2018, at 10:00 a.m. Central Time (the "Annual Meeting"). The Annual Meeting is being held for the following purposes:

          1.     To elect the eight nominees named in this proxy statement to the Company's Board of Directors, each of whom will hold office until the 2019 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

          2.     To ratify the appointment of BDO USA, LLP as the Company's independent registered public accountants for 2018.

          3.     To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Each outstanding share of the Company's Class A common stock (NYSE: RNGR) and Class B common stock entitles the holder of record at the close of business on April 19, 2018, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

        ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,

Darron M. Anderson President, Chief Executive Officer and Director

Houston, Texas
April 27, 2018

i

RANGER ENERGY SERVICES, INC.

800 Gessner, Suite 1000

Houston, Texas 77024

PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors (the "Board of Directors" or the "Board") of Ranger Energy Services, Inc. (the "Company") requests your proxy for the 2018 Annual Meeting of Stockholders that will be held on June 15, 2018, at 10:00 a.m. Central Time, at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024, (the "Annual Meeting"). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the "Proxy Statement") and the accompanying Notice of Annual Meeting of Stockholders available on the Internet at www.proxypush.com/RNGR. The approximate date on which this Proxy Statement, accompanying Notice of Internet Availability of Proxy Materials (the "Notice") and proxy card and the Company's 2017 Annual Report to Stockholders are first being made available to stockholders at www.proxypush.com/RNGR is April 27, 2018.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

        The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

        At the Annual Meeting, our stockholders will be asked to consider and vote upon the following two proposals:

  •
  Proposal 1: To elect the eight nominees named in this Proxy Statement to the Board, each of whom will hold office until the 2019 Annual Meeting of Stockholders (the "2019 Annual Meeting") and until his successor is elected and qualified or until his earlier death, resignation or removal.

  •
  Proposal 2: To ratify the appointment of BDO USA, LLP ("BDO") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

        In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

        The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1); and FOR the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 15, 2018: Annual Report, Notice & Proxy Statement and Proxy Card are available at www.proxypush.com/RNGR

        Pursuant to the "notice and access" rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, accompanying Notice and proxy card, and the Company's 2017 Annual Report to Stockholders are first being made available to stockholders at www.proxypush.com/RNGR is April 27, 2018. The Notice will be sent to all of our stockholders as of the close of business on April 19, 2018 (the "Record Date"). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

        Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company's annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

        Our 2017 Annual Report to Stockholders and this Proxy Statement are available at www.proxypush.com/RNGR.

Voting at the Annual Meeting

        The Company's Class A common stock, par value $0.01 per share (the "Class A Common Stock"), and Class B common stock, par value $0.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), are the only classes of securities that entitle holders to vote generally at meetings of the Company's stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.

        If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. Mediant, Inc. ("Mediant") is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Ranger Energy Services, Inc., Attn: Robert Shaw, 800 Gessner, Suite 1000, Houston, Texas 77024, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

        If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in "street name," and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Record Date. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

        If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute "broker non-votes." Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on "non-routine" proposals, including the election of directors. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

        A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 800 Gessner, Suite 1000, Houston, Texas 77024, from June 5, 2018, to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

        The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 8,526,608 shares of Class A Common Stock and 6,866,154 shares of Class B Common Stock outstanding, held by five and four stockholders of record, respectively. Abstentions (i.e., if you or your broker mark "ABSTAIN" on a proxy or voting instruction form, or if a stockholder of record attends the Annual Meeting but does not vote (either before or during the Annual Meeting)) and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum.

Required Votes

        Election of Directors.    Each director will be elected by the vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

        Ratification of our independent public accounting firm.    Approval of the proposal to ratify the Audit Committee's appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2018, requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

        We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

Default Voting

        A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly execute and submit a proxy, but do not provide any voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE, and FOR Proposal TWO.

        If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

        We are a holding company that was incorporated as a Delaware corporation on February 17, 2017, for the purpose of facilitating an initial public offering ("IPO") of common equity and to become the sole managing member of RNGR Energy Services, LLC, which we refer to as "Ranger LLC." Our principal asset is a controlling equity interest in Ranger LLC, which owns all of the outstanding equity interests in our predecessor companies, Ranger Energy Services, LLC ("Ranger Services") and Torrent Energy Services, LLC ("Torrent Services" and together with Ranger Services, the "Predecessor Companies"). On August 10, 2017, a registration statement filed on Form S-1 with the SEC relating to shares of our Class A Common Stock, was declared effective. The IPO closed on August 16, 2017. Prior to the IPO, we had not engaged in any business or other activities except in connection with our formation and the IPO. In this Proxy Statement, the terms "the Company," "we," "us," "our" and similar terms when used in the present tense, prospectively or for historical periods since August 10, 2017, refer to Ranger Energy Services, Inc. and its subsidiaries, and for historical periods prior to August 10, 2017, refer to the Predecessor Companies and their subsidiaries on a combined basis, unless the context indicates otherwise.

PROPOSAL ONE—ELECTION OF DIRECTORS

        The Board of Directors has nominated the following individuals for election as directors of the Company, to serve until the 2019 Annual Meeting, and until his successor is elected and qualified or until his earlier death, resignation or removal:

Darron M. Anderson
Merrill A. Miller
Brett Agee
Richard Agee
William M. Austin
Charles S. Leykum
Gerald Cimador
Krishna Shivram

        Each of the above individuals are currently serving as directors of the Company. If they are each elected to the Board of Directors, the size of the Board will remain at eight members. Biographical information for each nominee is contained in the "Directors and Executive Officers" section below.

        The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Vote Required

        The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

        The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

 DIRECTORS AND EXECUTIVE OFFICERS

        After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in "Proposal One—Election of Directors" above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Darron M. Anderson	49	President, Chief Executive Officer and Director
Robert S. Shaw Jr.	55	Chief Financial Officer
J. Matt Hooker	55	Chief Operating Officer
Lance Perryman	52	Executive Vice President—Processing Solutions
Merrill A. "Pete" Miller(1)	67	Chairman of the Board
Brett Agee	44	Director
Richard Agee	75	Director
William M. Austin(1)	72	Director
Charles S. Leykum	40	Director
Gerald Cimador	45	Director
Krishna Shivram(1)	55	Director

(1)
Member of the Audit Committee.

        The Company's Board of Directors currently consists of eight members, and if the stockholders elect each of the directors to the Board as set forth in "Proposal One—Election of Directors" above, the Board will continue to consist of eight members. Each year, the directors stand for re-election as their terms of office expire. Set forth below is biographical information about each of the Company's executive officers, directors and nominees for director.

        Darron M. Anderson—President, Chief Executive Officer and Director.    Darron M. Anderson has served as our President, Chief Executive Officer and as a member of our Board of Directors since March 2017. Mr. Anderson served as President and Chief Executive Officer of Express Energy Services from 2008 to August 2015. Express Energy Services filed for reorganization under Chapter 11 of the United States Bankruptcy Code in October 2009, from which it emerged in December 2009. Subsequent to his time as President and Chief Executive Officer of Express Energy Services, Mr. Anderson evaluated potential opportunities from September 2015 to March 2016, and consulted for Littlejohn & Co., LLC from April 2016 to February 2017, and for CSL Capital Management ("CSL") during February 2017, prior to joining us in March 2017. Mr. Anderson began his career in the oil and natural gas industry as a Drilling Engineer for Chevron USA in 1991 and has subsequently held positions of increasing responsibility in the oil and natural gas and oilfield services industries. Mr. Anderson holds a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin. We believe that Mr. Anderson's leadership, management experience and experience with oilfield services companies bring valuable experience to our Board of Directors.

        Robert S. Shaw Jr.—Chief Financial Officer.    Robert S. Shaw Jr. has served as our Chief Financial Officer since April 2017. Mr. Shaw served as Chief Financial Officer of Enerkem Inc. from August 2015 to December 2016, subsequent to which he evaluated potential opportunities prior to joining us in April 2017. From June to July 2015, he worked as a consultant for Enerkem Inc. Mr. Shaw served as Chief Financial Officer of Southwest Oilfield Products from January 2013 to May 2015. From February 2012 to December 2012, he pursued personal interests. Previously, Mr. Shaw worked at Transocean Ltd., where he held various positions, including Vice President, Treasurer, Controller and Principal Accounting Officer. Prior to joining Transocean Ltd., Mr. Shaw served at Air Liquide SA as Head of Corporate Finance and Treasury as well as Head of Investor Relations. Earlier in his career, Mr. Shaw held senior level financial positions at Alstom SA, The Walt Disney Company and

EuroDisney. Mr. Shaw has a Master of Business Administration from the Wharton School, University of Pennsylvania and a Bachelor of Arts from Northwestern University.

        J. Matt Hooker—Chief Operating Officer.    J. Matt Hooker has served as our Chief Operating Officer since May 2017. Mr. Hooker served as the Senior Vice President of Business Development of Express Energy Services from July 2015 until January 2017, and Senior Vice President of Drilling Services from January 2012 to July 2015. Mr. Hooker evaluated potential opportunities from January 2017 until joining us in May 2017. Previously, Mr. Hooker worked at Latshaw Drilling as Vice President of Operations. Prior to that, he served as the North American Regional/Country Manager for Saxon Drilling LP. Mr. Hooker began his career at Nabors Well Services LTD, where he held various positions culminating as Vice President of US Operations.

        Lance Perryman—Executive Vice President—Processing Solutions.    Lance Perryman has served as our Executive Vice President—Processing Solutions since March 2017, and as the President and Chief Executive Officer of Torrent Services since July 2012. Prior to forming Torrent Services, Mr. Perryman served as the Vice President of Sales and Marketing for Zephyr Gas Services, LLC from August 2007 to March 2011, subsequent to which he evaluated potential opportunities. Mr. Perryman has 28 years of broad leadership experience within the oilfield services sector, and a long and successful tenure in the oil and natural gas industry.

        Merrill A. "Pete" Miller, Jr.—Chairman of the Board.    Pete Miller has served as the Chairman of our Board of Directors since March 2017. Mr. Miller was the executive chairman of NOW Inc. (NYSE: DNOW), a spinoff of the distribution business of NOV (NYSE: NOV), and supplier of oilfield services and equipment to the oil and gas industry, from 2014 to October 2017. Prior to assuming this role, Mr. Miller served as President and Chief Executive Officer of NOV from 2001 to 2014, and as chairman of the board of directors from 2002 to 2014. Mr. Miller's work history includes broad experience in the oil service and drilling contractor industries including 15 years at Helmerich & Payne, where he held various positions culminating as Vice President, US operations. Mr. Miller has served as a director of Chesapeake Energy Corporation (NYSE: CHK) since 2007, chairman of Transocean Ltd. (NYSE: RIG) since 2015, and was vice chairman of Transocean from 2014 to 2015. Mr. Miller also serves on the board of directors of the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council. He graduated from the United States Military Academy, West Point, New York in 1972 and, upon graduation, served five years in the United States Army. Mr. Miller received a Master of Business Administration from Harvard Business School in 1980. We believe Mr. Miller's more than 30 years of management and executive experience in the energy industry and service in multiple leadership positions for NOV, Chesapeake, NOW, Transocean and other companies qualifies him to serve on our Board of Directors.

        Brett Agee—Director.    Brett Agee has served as a member of our Board of Directors since February 2017, as the President and Chief Executive Officer of Bayou Holdings since June 2011 and as the Chief Executive Officer of Ranger Services from October 2016 to February 2017. Prior to joining us, Mr. Agee served as the Chief Executive Officer of Bayou Well Services, LLC from its founding in 2009 until our acquisition thereof in October 2016. Mr. Agee holds a Bachelor of Science in Geography from Texas A&M University's College of Geosciences. Mr. Agee is the son of Richard Agee, a member of our Board of Directors. We believe that Mr. Agee's extensive experience in the energy industry and with Bayou, as well as his substantial business, leadership and management experience, brings important and valuable skills to our Board of Directors. Pursuant to the stockholders' agreement, Mr. Agee has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 50% of our Common Stock.

        Richard Agee—Director.    Richard Agee has served as a member of our Board of Directors since March 2017. Mr. Agee founded Wapiti Energy, LLC, a privately held oil and natural gas company focused on strategic exploration throughout the United States, in 2000, and has served as the Chairman of its board of directors since its founding in 2000, and served as the Chairman of the board of directors of Bayou until our acquisition thereof in October 2016. Mr. Agee holds both Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Wyoming. Mr. Agee was also a Sloan Fellow at the Massachusetts Institute of Technology, from which he received his Master of Science. Mr. Agee is the father of Brett Agee, a member of our Board of Directors. We believe that Mr. Agee's extensive experience serving as an officer and director for several energy companies brings important and valuable skills to our Board of Directors. Pursuant to the stockholders' agreement, Mr. Agee has certain rights, subject to certain exceptions, to remain a member of our Board of Directors for so long as CSL beneficially owns at least 50% of our Common Stock.

        William M. Austin—Director.    William M. Austin has served as a member of our Board of Directors since May 2017, as a member of Torrent Services' board of directors since May 2015 and as a member of Ranger Services' board of directors from its founding in 2014 until October 2016, subsequent to which he served as an advisor to Ranger Services' board of directors until May 2017. Mr. Austin has served as President with Austin Lee Ventures LTD, a Houston, Texas-based investment company, since April 2010. Mr. Austin currently serves as a member of the board of directors of Stallion Oilfield Services, a position he has held since October 2017, and was formerly a member of the board of directors of Nuverra Environmental Solutions, Inc. (OTCQB: NESC), from November 2014 to August 2017. He is a former member of the board of directors of Express Energy LLP, a Houston, Texas-based oilfield services company, which was sold in November 2014. Mr. Austin served as Executive Vice President and Chief Financial Officer of Exterran Holdings from December 2011 until April 2014, and he also served as Senior Vice President and Director of Exterran GP, LLC from April 2012 until April 2014. Mr. Austin holds a Bachelor of Science degree in Electrical Engineering from Brown University, a Master of Science degree from Stevens Institute of Technology and a Master of Business Administration from Columbia University. We believe that Mr. Austin's over 35 years of experience across varying industries and history of board service bring important and valuable skills to our Board of Directors.

        Charles S. Leykum—Director.    Charles S. Leykum has served as a member of our Board of Directors since March 2017 and as a member of Ranger Services' board of directors since its founding in 2014. Mr. Leykum founded CSL, an energy services-focused private equity firm in 2008. Prior to founding CSL, Mr. Leykum was a Portfolio Manager at Soros Fund Management LLC. Before his time at Soros, he worked in the Principal Investment Area and the Investment Banking Division of Goldman, Sachs & Co. Mr. Leykum currently serves as a member of the board of directors of Sentinel Energy Services Inc. (NASDAQ: SNTL). Mr. Leykum graduated with a Bachelor of Arts in Economics from Columbia University and a Master of Business Administration from Harvard Business School. We believe that Mr. Leykum's extensive experience investing in the energy industry and serving as a director for several energy companies brings important and valuable skills to our Board of Directors.

        Gerald Cimador—Director.    Gerald Cimador has served as a member of our Board of Directors since January 2018. He is currently serving as the Chief Financial Officer of CSL, a position he has held since 2008, and as the Chief Financial Officer and Chief Accounting Officer of Sentinel Energy Services Inc, a position he has held since June 2017. From 1999 to 2008, Mr. Cimador was Controller of Moore Capital Management LP, a private investment management firm. Prior to that, from 1997 to 1999, Mr. Cimador served as Audit Manager of Ernst & Young LLP. Mr. Cimador started his career as Audit Senior for Goldstein Golub Kessler & Co. from 1994 to 1997. He has a Bachelor of Business Administration in Accounting from Hofstra University. Mr. Cimador's extensive experience working for our sponsor and investing in the energy industry makes him a valuable addition to our Board of Directors.

        Krishna Shivram—Director.    Krishna Shivram has served as a member of our Board of Directors since May 2017. Mr. Shivram currently serves as the Chief Executive Officer and as a director of Sentinel Energy Services Inc. (NASDAQ: SNTL), positions he has held since June 2017. Mr. Shivram served as the Executive Vice President and Chief Financial Officer of Weatherford International plc from November 2013 to November 2016, and as interim Chief Executive Officer of Weatherford International plc from November 2016 to March 2017, subsequent to which he evaluated potential opportunities prior to joining us. Immediately prior to joining Weatherford, Mr. Shivram served as Vice President and Treasurer of Schlumberger Ltd. since January 2011. Prior to his serving as Vice President and Treasurer, Mr. Shivram held a number of senior management positions at Schlumberger, including Controller—Drilling Group from May 2010 to January 2011, Manager—Mergers and Acquisitions from May 2009 to April 2010 and Controller—Oilfield Services from August 2006 to April 2009. Mr. Shivram is a Chartered Accountant and we believe that his experience in financial accounting, income taxes and treasury operations, along with a strong background in corporate finance and mergers and acquisitions, bring important and valuable skills to our Board of Directors.

MEETINGS AND COMMITTEES OF DIRECTORS

        The Board of Directors held two meetings during 2017, and its independent directors met in executive session two times during 2017. During 2017, all of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which each director served.

        The Board of Directors has one standing committee, the "Audit Committee".

        The Company's IPO closed on August 16, 2017. The Board of Directors and the Audit Committee each expect to meet a minimum of four times per calendar year in 2018 and future years.

        Audit Committee.    The members of the Audit Committee are Messrs. Shivram, Miller and Austin. The Audit Committee held three meetings during 2017. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Report" included herein and also in the "Audit Committee Charter" that is posted on the Company's website at www.rangerenergy.com.

        The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board of Directors, including: the selection of the Company's independent accountants, the scope of annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the Company's accounting practices. In addition, the Audit Committee oversees the Company's compliance programs relating to legal and regulatory requirements, and is responsible for overseeing the Company's assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure.

        Compensation Committee.    Because we are a "controlled company" within the meaning of New York Stock Exchange ("NYSE") corporate governance standards, we are not required to, and do not currently, have a compensation committee.

        If and when we are no longer a "controlled company" within the meaning of NYSE corporate governance standards, we will be required to establish a compensation committee. We anticipate that such a compensation committee would consist of three directors who will be "independent" under the rules of the SEC and the NYSE. This committee would establish salaries, incentives and other forms of compensation for officers and other employees. Any compensation committee would also administer our incentive compensation and benefit plans. Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and the NYSE or market standards.

        Nominating and Corporate Governance Committee.    Because we are a "controlled company" within the meaning of NYSE corporate governance standards, we are not required to, and do not currently, have a nominating and corporate governance committee.

        If and when we are no longer a "controlled company" within the meaning of NYSE corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be "independent" under the rules of the SEC and the NYSE. This committee would identify, evaluate and recommend qualified nominees to serve on our Board of Directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and the NYSE or market standards.

 EXECUTIVE COMPENSATION

        We are currently considered an emerging growth company for purposes of the SEC's executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations generally extend only to the individuals who served as our Chief Executive Officer and our two other most highly compensated executive officers during fiscal year 2017.

        In accordance with the foregoing, our named executive officers for fiscal year 2017 are:

Name	Current Principal Position
Darron M. Anderson	President, Chief Executive Officer and Director
Brett Agee	Director (Former Chief Executive Officer of Ranger Services)
Robert S. Shaw	Chief Financial Officer
J. Matt Hooker	Chief Operating Officer

        Mr. Agee served as the Chief Executive Officer of Ranger Services from October 2016 to February 2017 and began serving as a member of our Board of Directors in February 2017.

Summary Compensation Table

        The following table summarizes, with respect to our named executive officers, information relating to compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Darron M. Anderson	2017	$323,565	$175,000	$652,000	$5,115	$1,155,680
(President and Chief Executive Officer)
Brett Agee	2017	$77,179	—	—	$6,945	$84,124
(Former Chief Executive Officer of	2016	$115,903	—	—	$5,023	$120,926
Ranger Services)
Robert S. Shaw	2017	$179,094	$100,000	$257,000	$10,500	$546,594
(Chief Financial Officer)
J. Matt Hooker	2017	$168,997	$25,000	$128,500	$7,250	$329,747
(Chief Operating Officer)

(1)
The amounts in this column reflect base salary earned during the applicable fiscal year.

(2)
The amounts in this column reflect one-time discretionary cash bonuses earned during fiscal year 2017 upon the successful completion of our initial public offering.

(3)
The amounts in this column reflect the aggregate grant date fair value of Class C and Class D units in Ranger Energy Holdings, LLC (the "Ranger Holdings Incentive Units") granted pursuant to the limited liability company agreement of Ranger Holdings (as amended from time to time, the "Ranger Holdings LLC Agreement") during fiscal year 2017, determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, based on the probable outcome of the applicable performance conditions (determined as of the applicable date of grant) and excluding the effect of estimated forfeitures. The Ranger Holdings Incentive Units are intended to constitute profits interests and represent actual (non-voting) equity interests in Ranger Holdings that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets have realized a certain level of growth and return to those persons who hold certain other classes of equity. We believe that, despite the fact that the Ranger Holdings Incentive Units do not require the payment of an exercise price, such awards are most similar economically to options and, as such, they are properly classified as "options" for purposes of the

  SEC's executive compensation disclosure rules under the definition provided in 402(m)(5)(i) of Regulation S-K since such awards had "option-like features." The Ranger Holdings Incentive Units are not designed with a threshold, target or maximum potential payout level. In connection with our initial public offering, certain Rangers Holdings Incentive Units held by our named executive officers were exchanged for substantially similar incentive units in Ranger Energy Holdings II, LLC (the "Ranger Holdings II Incentive Units"). Further information regarding the assumptions used in the valuation of the Ranger Holdings Incentive Units is included in Note 13—Equity Based Compensation and Profit Interest Awards of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2017 and under "—Narrative Disclosures—Incentive Units" below.

(4)
For 2017, the amounts in this column reflect employer contributions to the 401(k) Plan.

Outstanding Equity Awards at 2017 Fiscal Year-End

        The following table reflects information regarding outstanding incentive units held by our named executive officers as of December 31, 2017.

	Option Awards(1)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date
Darron M. Anderson
Class C Units	—	100,000	—	N/A	N/A
Class D Units	—	200,000	—	N/A	N/A
Brett Agee	—	—	—	—	—
Robert S. Shaw
Class C Units	—	37,500	12,500	N/A	N/A
Class D Units	—	37,500	12,500	N/A	N/A
J. Matt Hooker
Class C Units	—	18,750	6,250	N/A	N/A
Class D Units	—	18,750	6,250	N/A	N/A

(1)
These columns reflect information regarding Ranger Holdings Incentive Units or Ranger Holdings II Incentive Units that were outstanding as of December 31, 2017. The Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units are divided into two classes—Class C and Class D units. Additional information regarding the Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units is provided in footnote (3) to the Summary Compensation Table above and under "—Narrative Disclosures—Incentive Units" below.

(2)
Awards reflected as "Exercisable" are incentive units subject to time-based vesting that have vested while awards reflected as "Unexercisable" are incentive units subject to time-based vesting that have not yet vested.

(3)
Awards in this column reflect incentive units subject to event-based vesting that have not yet vested.

Additional Narrative Disclosures

Base Salary

        Each named executive officer's base salary is a fixed component of compensation that does not vary depending on the level of performance achieved. Base salaries are determined for each named executive officer based on his or her position and responsibility. During 2017, our named executive officers had the following annualized base salaries: (i) Mr. Anderson—$350,000, (ii) Mr. Shaw—$260,000 and (iii) Mr. Hooker—$250,000. Pursuant to the employment agreements we maintain with our named executive officers, each named executive officer's base salary may be increased but not decreased except in connection with a reduction of up to 10% that applies to all similarly situated employees that is necessary to allow us to avoid violating one or more financial covenants contained in loan agreements or similar financing arrangements. Our Board of Directors reviews the base salaries for each named executive officer annually as well as at the time of any promotion or significant change in job responsibilities and, in connection with each review, our Board of Directors considers individual and company performance over the course of the applicable year.

Cash Bonuses

        We do not maintain a formal bonus program for our named executive officers. However, our named executive officers have historically been eligible to receive discretionary bonuses, based in part upon pre-established performance criteria, to recognize their significant contributions and aid in our retention efforts. Our Board of Directors determines whether each named executive officer is eligible to receive a cash bonus for a given year and sets the amount of such cash bonus.

        Our named executive officers received one-time discretionary bonuses upon the successful completion of our initial public offering in 2017 in the following amounts: (i) Mr. Anderson—$175,000, (ii) Mr. Shaw—$100,000 and (iii) Mr. Hooker—$25,000.

Incentive Units

        In 2017, Messrs. Anderson, Shaw and Hooker received Ranger Holdings Incentive Units granted pursuant to the Ranger Holdings LLC Agreement. In connection with our initial public offering, certain of the Ranger Holdings Incentive Units held by our named executive officers were exchanged for substantially similar incentive units in Ranger Energy Holdings II, LLC ("Ranger Holdings II"). The Ranger Holdings II Incentive Units are subject to the same tiered distribution thresholds, vesting conditions and forfeiture and repurchase terms as the Ranger Holdings Incentive Units originally granted to our named executive officers. As such, the following discussion generally applies equally to the Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units held by our named executive officers.

        The Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units are intended to constitute "profits interests" and represent actual (non-voting) equity interests that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets realize a certain level of growth and return to those persons who hold certain other classes of equity. The Ranger Holdings Incentive Units and Ranger Holdings II Incentive Units are divided into two classes, Class C and Class D units, and each class has a separate distribution threshold. A potential payout for each class will occur when a specified level of cumulative cash distributions is received by the members holding capital interests in Ranger Holdings or Ranger Holdings II.

        All of the Class C and Class D units granted to Mr. Anderson are subject to time-based vesting and such Class C and Class D Units vested or will vest in three equal annual installments on February 1, 2018, February 1, 2019 and February 1, 2020, subject to Mr. Anderson remaining continuously employed through the applicable vesting date. 75% of the Class C and Class D units granted to Messrs. Shaw and Hooker are subject to time-based vesting while 25% of the Class C and Class D units granted to Messrs. Shaw and Hooker are subject to event-based vesting. The Class C and Class D units granted to Messrs. Shaw and Hooker that are subject to time-based vesting vest in three equal annual installments on the first, second and third anniversaries of the applicable date of grant, subject to the named executive officer remaining continuously employed through the applicable vesting date. The Class C and Class D units granted to Messrs. Shaw and Hooker that are subject to event-based vesting vest upon the occurrence of a "Change of Control." Further, upon such Change of Control, the Class C and Class D units granted to Messrs. Shaw and Hooker that are subject to event-based vesting may be converted to cash (or other applicable consideration received in connection with the Change of Control) if the holders of such Class C and Class D units are entitled to receive cash (or such other consideration) in connection with such Change of Control. In addition, two-thirds of any unvested Class C and Class D units held by Mr. Anderson will vest immediately prior to the occurrence of a Change of Control while all unvested Class C and Class D units held by Messrs. Shaw and Hooker that are subject to time-based vesting will fully vest immediately prior to the occurrence of a Change of Control.

        Generally, any unvested Class C or Class D units will be forfeited for no consideration in the event of a resignation by the named executive officer without "Good Reason" or a termination of employment for "Cause" or in the event of the named executive officer's bankruptcy (as such terms are defined in the named executive officer's employment agreement). In the event of a termination of employment, Ranger Holdings has the right to purchase Class C and Class D units (whether vested or not) for (a) in the case of a resignation by the named executive officer without Good Reason or a termination of employment for Cause, the lesser of $100 and the fair market value of the Class C or Class D units or (b) in the case of any other termination, the fair market value of the Class C or Class D units.

        The Class C units and the Class D units will generally be entitled to 15% and 5% of future distributions, respectively, to members of Ranger Holdings or Ranger Holdings II only after all of the members that have made capital contributions to Ranger Holdings or Ranger Holdings II shall have received cumulative distributions in respect of their membership interests equal to their cumulative capital contributions plus additional cumulative distributions equal to a return on equity investment computed like interest at the rate per fiscal year equal to 8% cumulative and compounded annually, accruing beginning on the effective date of the Ranger Holdings LLC Agreement or the limited liability company agreement of Ranger Holdings II (as amended from time to time, the "Ranger Holdings II LLC Agreement"), on the unpaid sum of such members' capital return account; provided that, notwithstanding the foregoing, no distributions will be made with respect to the Class D units until all of the members of Ranger Holdings that have made capital contributions to Ranger Holdings have also received additional cumulative distributions in respect of their membership interests equal to two times their cumulative capital contributions.

        A "Change of Control" is generally defined in an applicable award agreement as (i) the date any one person or group (excluding CSL and its affiliates) acquires ownership of securities of Ranger Holdings or Ranger Holdings II representing more than 50% of the total voting power of the outstanding voting securities of Ranger Holdings or Ranger Holdings II, (ii) any consolidation or merger involving Ranger Holdings or Ranger Holdings II in which the members of Ranger Holdings or Ranger Holdings II immediately prior to such consolidation or merger do not beneficially own securities representing more than 50% of the total voting power of the outstanding voting securities of the surviving or continuing entity or (iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Ranger Holdings or Ranger Holdings II.

        Because we are not a party to the Ranger Holdings LLC Agreement or the Ranger Holdings II LLC Agreement, we cannot be certain that the terms of the Ranger Holdings Incentive

Units and the Ranger Holdings II Incentive Units as described above will remain the same in the future.

Other Benefits

        We offer participation in broad-based retirement, health and welfare plans to all of our employees. We maintain a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"), where employees were allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating named executive officers, to save for the future. For the 2017 plan year, we provided an effective matching contribution equal to 100% of between 2% and 4% of an employee's eligible compensation.

Employment, Severance or Change in Control Agreements

  Current Agreements

        We currently maintain employment agreements with Messrs. Anderson, Shaw and Hooker. Each employment agreement generally provides for a two-year term (in the case of Mr. Shaw) or three-year term (in the case of Messrs. Anderson and Hooker) with automatic renewals for successive one-year periods unless either party elects not to renew. Each employment agreement generally provides for an annualized base salary (as described above under "—Additional Narrative Disclosures—Base Salary") and eligibility to participate in all benefit plans and programs. Each employment agreement also provides that our named executive officers are eligible to receive annual bonuses based on company and individual performance metrics established by the Board of Directors (as described above under "—Additional Narrative Disclosures—Cash Bonuses"). Each employment agreement also provided for the following grant of Ranger Holdings Incentive Units to each named executive officer (as described above under "—Additional Narrative Disclosures—Incentive Units"), which grants were made in 2017: (i) Mr. Anderson, 100,000 Class C units and 200,000 Class D units, (ii) Mr. Hooker, 25,000 Class C units and 25,000 Class D units, and (iii) Mr. Shaw, 50,000 Class C units and 50,000 Class D units.

        Each employment agreement provides for the following benefits upon a named executive officer's termination of employment by the employer without "Cause" (as defined in the applicable employment agreement): (i) for Mr. Anderson, (a) accrued base salary and earned but unpaid annual bonus (the "Accrued Benefits") and (b) either (1) if such termination occurs prior to the occurrence of a "Change of Control" (as defined in the employment agreement), continued payment of his base salary through the first to occur of the expiration of the employment period or 12 months from the date of termination or (2) if such termination occurs on or after the occurrence of a Change of Control, continued payment of his base salary through the first to occur of the expiration of the employment period or 24 months from the date of termination; (ii) for Mr. Shaw, (a) the Accrued Benefits, (b) continued payment of his base salary for 12 months and (c) extended health benefits shall continue at our expense for 12 months; and (iii) for Mr. Hooker, (a) the Accrued Benefits and (b) continued payment of his base salary through the expiration of the employment period or 18 months, whichever is greater. Upon a resignation of employment by our named executive officers for "Good Reason" (as defined in the applicable employment agreement), Messrs. Anderson, Hooker and Shaw are entitled to the same payments due to them upon a termination without Cause, as described in the preceding sentence, except that Mr. Hooker would only be entitled to continued payment of his base salary for 18 months.

        Upon a termination of employment due to death or disability, Messrs. Shaw and Hooker (or such named executive officer's estate, if applicable) would be entitled to receive the Accrued Benefits and a stipend for extended health benefits coverage in the amount of COBRA continuation coverage premiums for the named executive officer or his spouse and dependents.

        If a named executive officer's employment is terminated for any reason other than those described above, no further compensation and benefits will be provided following the termination of the named executive officer's employment except for payment of the Accrued Benefits. The employment agreements also contain certain restrictive covenants, including provisions that generally prohibit our named executive officers from competing with or soliciting vendors, suppliers, customers or clients of us and our affiliates. These restrictions generally apply during the term of the named executive officer's employment and for a period between 18 months and two years following the termination of such employment.

  Former Agreements

        Ranger Services previously maintained employment agreements with Mr. Agee. The employment agreement with Mr. Agee was terminated in connection with his termination of employment without "Cause" in March 2017.

        In connection with his termination of employment without Cause in March 2017, Mr. Agee became entitled to payments equal to 150% of his base salary, or $694,500, for 12 months following the date of termination pursuant to the terms of his employment agreement. The payments described in the preceding sentence were paid to Mr. Agee in three equal installments on August 31, 2017, October 31, 2017 and December 31, 2017. In connection with his termination of employment, we also entered into a consulting agreement with Mr. Agee (the "Agee Agreement"), pursuant to which Mr. Agee agreed to provide consulting services to us from his separation date in March 2017 through July 2017 in exchange for a monthly consulting fee equal to his monthly base salary immediately prior to his separation date.

Director Compensation

        Our Board of Directors was formed in February 2017. We believe that attracting and retaining qualified non-employee directors is critical to the future value of our growth and governance. In 2017, we provided certain of our non-employee directors who served during 2017 with an annual retainer, which was paid in cash. All members of our Board of Directors are reimbursed for certain reasonable expenses in connection with their services to us.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Merrill A. Miller Jr.	—	$—
William M. Austin	$40,000	$40,000
Krishna Shivram	$22,740	$22,740
Charles S. Leykum	—	—

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information about our Class A Common Stock that may be issued under the Ranger Energy Services, Inc. 2017 Long-Term Incentive Plan (the "LTIP").

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)) (C)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plan not approved by security holders	—	—	1,240,000

Total	—	—	1,240,000

        Our only equity compensation plan is the LTIP. The LTIP was approved by our stockholders prior to our IPO but has not been approved by our public stockholders. Please read Note 13 to our consolidated and combined financial statements, entitled "Equity Based Compensation and Profit Interest Awards," which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for more information. In addition, a detailed description of the terms of the LTIP is available in our Registration Statement on Form S-1, last filed on August 3, 2017, under the heading "Executive Compensation—2017 Long-Term Incentive Plan." To date, only restricted stock has been granted under the LTIP.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2017, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board and participated in deliberations of the Board concerning executive officer compensation. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's "Corporate Governance Guidelines" cover the following principal subjects:

  •
  the size of the Board of Directors;

  •
  qualifications and independence standards for the Board of Directors;

  •
  director responsibilities;

  •
  Board leadership;

  •
  meetings of the Board and of non-management directors;

  •
  committee functions and independence of committee members;

  •
  compensation of the Board of Directors;

  •
  self-evaluation and succession planning;

  •
  ethics and conflicts of interest (a copy of the current "Code of Business Conduct and Ethics" is posted on the Company's website at www.rangerenergy.com);

  •
  stockholder communications with directors; and

  •
  access to senior management and to independent advisors.

        The Corporate Governance Guidelines are posted on the Company's website at www.rangerenergy.com. The Corporate Governance Guidelines will be reviewed periodically and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

        The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities.

        Five out of eight directors are independent under SEC rules and NYSE standards. By meeting in executive sessions on a regular basis, the five independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. The Board reevaluates the efficacy of its leadership structure at least annually.

Communications with the Board of Directors

        Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o Robert Shaw, Ranger Energy Services, Inc., 800 Gessner, Suite 1000, Houston, Texas 77024. Comments or complaints relating to the Company's accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

        The Company's standards for determining director independence require the assessment of directors' independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

        The Board of Directors has assessed the independence of each non-employee director under the Company's guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that each of Messrs. Austin, Miller, Leykum, Cimador and Shivram are independent.

        In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that each of Messrs. Miller and Austin are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee. In accordance with NYSE rules, we plan to appoint an additional independent director to the Board of Directors within 12 months of the effective date of the registration statement with respect to our Class A Common Stock issued in our IPO, and that director will replace Mr. Shivram as a member of the Audit Committee such that at that time all of our Audit Committee members will be independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

        The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in August 2017. The Board of Directors determined that each of the Audit Committee members is financially literate and that each satisfy the definition of "audit committee financial expert" as defined by the SEC.

Oversight of Risk Management

        The Board of Directors as a whole oversees the Company's assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

  •
  oversees the long-term strategic plans of the Company, and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

  •
  reviews management's capital spending plans, approves the Company's capital budget and requires that management present for Board review significant departures from those plans;

  •
  oversees management of the Company's indirect exposure to commodity price fluctuations through regular review with executive management;

  •
  monitors the Company's liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

  •
  has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

        The Company's Audit Committee is responsible for overseeing the Company's assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is responsible for discussing with management the Company's significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company's independent registered public accountants report regularly to the Audit Committee on those subjects.

Attendance at Annual Meetings

        The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that substantially all of our directors will attend the 2018 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each Named Executive Officer of the Company, (iii) each nominee and director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 800 Gessner, Suite 1000, Houston, Texas 77024.

        As of the Record Date, 8,526,608 shares of our Class A Common Stock and 6,866,154 shares of our Class B Common Stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock
					Combined Voting Power(2)
		% of class		% of class
	Number		Number		Number	%
5% Stockholders
Ranger Energy Holdings II, LLC(3)	1,325,261	15.5%	—	—	1,325,261	8.6%
Ranger Energy Holdings, LLC(4)	—	—	4,482,641	65.3%	4,482,641	29.1%
Torrent Energy Holdings, LLC(5)	1,138,850	13.4%	—	—	1,138,850	7.4%
Bayou Well Holdings Company, LLC(6)	—	—	450,000	6.6%	450,000	2.9%
CSL Energy Opportunities Fund II, L.P.(4)(7)	—	—	794,663	11.6%	794,663	5.2%
CSL Energy Holdings II, LLC(3)(8)	567,895	6.7%	—	—	567,895	3.7%
CSL Energy Opportunities Master Fund, LLC(9)	612,069	7.2%	—	—	612,069	4.0%
T. Rowe Price Associates, Inc.(10)	1,335,240	15.7%	—	—	1,335,240	8.7%
Directors and Named Executive Officers:
Darron M. Anderson	48,658	*	—	—	48,658	*
Robert S. Shaw Jr.	11,355	*	—	—	11,355	*
J. Matt Hooker	11,992	*	—	—	11,992	*
Merrill A. Miller	6,896	*	—	—	6,896	*
Charles Leykum(3)(4)(5)(6)(7)(8)(10)	—	—	—	—	—	—
Brett Agee(6)	—	—	450,000	6.6%	450,000	2.9%
Richard Agee(6)	137,931	1.6%	450,000	6.6%	587,931	3.8%
William M. Austin	—	—	—	—	—	—
Gerald Cimador	—	—	—	—	—	—
Krishna Shivram	—	—	—	—	—	—
Directors and executive officers as a group (11 persons)	216,832	2.5%	450,000	6.6%	666,832	4.3%

*
Less than 1%.

(1)
Subject to the terms of the limited liability company agreement Ranger LLC (the "Ranger LLC Agreement"), the holders of units in Ranger LLC ("Ranger Unit Holders") have the right to redeem all or a portion of their units in Ranger LLC ("Ranger Units") (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or cash, at Ranger LLC's election) at a redemption ratio of one share of Class A Common Stock for each Ranger Unit (and corresponding share of Class B Common Stock) redeemed. See "Transactions With Related Persons—Ranger LLC Agreement." Beneficial ownership of Ranger Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units may be redeemed.

(2)
Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Ranger Unit Holders hold one share of Class B Common Stock for each Ranger Unit.

(3)
CSL Energy Holdings I, LLC ("CSL Holdings I") and CSL Energy Holdings II, LLC ("CSL Holdings II" and together with CSL Holdings I, the "Ranger II CSL Members") collectively have the right to appoint managers of Ranger Holdings II who hold the right to cast a majority of the votes entitled to be cast by all managers of Ranger Holdings II. Each of the Ranger II CSL Members is managed by its respective managing member, the managing member of which, in each case, is Mr. Leykum. Therefore, the Ranger II CSL Members and Mr. Leykum may be deemed to share voting and dispositive power over the shares held by Ranger Holdings II and may also be deemed to be the beneficial owner of such shares. The Ranger II CSL Members and Mr. Leykum disclaim beneficial ownership of these shares in excess of their pecuniary interest therein.

(4)
CSL Energy Opportunities Fund I, L.P. ("CSL Opportunities I") and CSL Energy Opportunities Fund II, L.P. ("CSL Opportunities II" and together with CSL Opportunities I the "Ranger CSL Members"), collectively have the right to appoint managers of Ranger Energy Holdings, LLC ("Ranger Holdings") who hold the right to cast a majority of the votes entitled to be cast by all managers of Ranger Holdings. Each of the Ranger CSL Members is managed by its respective general partner, the managing member of which, in each case, is Mr. Leykum. Therefore, the Ranger CSL Members and Mr. Leykum may be deemed to share voting and dispositive power over the shares held by Ranger Holdings and may also be deemed to be the beneficial owner of such shares. The Ranger CSL Members and Mr. Leykum disclaim beneficial ownership of these shares in excess of their pecuniary interest therein.

(5)
CSL Opportunities I has the right to appoint managers of Torrent Holdings who hold the right to cast a majority of the votes entitled to be cast by all managers of Torrent Holdings. CSL Opportunities I is managed by its general partner, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Opportunities I and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein.

(6)
Bayou Holdings is controlled by Messrs. Brett and Richard Agee, each of whom is a manager of Bayou Holdings and member of our Board of Directors. Therefore, Messrs. Brett and Richard Agee may be deemed to share voting and dispositive power over the shares held by Bayou Holdings and may also be deemed to be the beneficial owner of such shares. The mailing address of Bayou Holdings is 800 Gessner, Suite 1100, Houston, Texas 77024.

(7)
CSL Opportunities II is managed by its general partner, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Opportunities II and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Opportunities II is 1000 Louisiana Street, Suite 3850, Houston, Texas 77002.

(8)
CSL Holdings II is managed by its managing member, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Holdings II and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Holdings II is 1000 Louisiana Street, Suite 3850, Houston, Texas 77002.

(9)
CSL Energy Opportunities Master Fund, LLC ("CSL Master Fund") is managed by its managing member, the managing member of which is Mr. Leykum. Therefore, Mr. Leykum may be deemed to share voting and dispositive power over the shares held by CSL Master Fund and may also be deemed to be the beneficial owner of such shares. Mr. Leykum disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. The mailing address of CSL Master Fund is 1000 Louisiana Street, Suite 3850, Houston, Texas 77002.

(10)
As reported in a Schedule 13G/A, filed February 14, 2018, with the SEC jointly by T. Rowe Price Associates, Inc. ("TRPA") and T. Rowe Price Small-Cap Value Fund, Inc. ("TRPSC"). TRPA reported that, as an investment adviser, it beneficially owned 1,335,240 shares of Class A Common Stock, sole voting power with respect to 187,020 shares and sole dispositive power with respect to 1,335,240 shares and no shared voting or dispositive power. TRPSC reported that, as an investment company, it beneficially owned 1,148,220 shares of Common Stock of the Company, over which it has sole voting power with respect to 1,148,220 shares and no sole dispositive power, no shared voting power and no shared dispositive power. Exhibit A to the Schedule includes the joint filing agreement between TRPA and TRPSC. The mailing address of TRPA and TRPSC is 100 E. Pratt Street, Baltimore, Maryland 21202.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of the Company and persons who own more than 10% of the Company's Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company's directors, officers and 10% holders of Common Stock complied with all filing requirements during 2017.

 TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review of Related Party Transactions

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

  •
  any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        Our Board of Directors adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (ii) the benefits of the transaction to the Company and the Related Person, (iii) the extent of the Related Person's interest in the transaction, (iv) the nature of the interest of the Related Person and (v) whether the transaction may involve a conflict of interest. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

        There have been no Related Party Transactions since our IPO, where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2017, there have not been any transactions or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company's directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in "Executive Compensation and Other Information" above and the transactions described or referred to below.

Fortitude Management Group

        We lease our corporate headquarters from Fortitude Management Group, an entity majority-owned by Dick Agee, pursuant to a sub-lease agreement with a term through November 30, 2020. Annual rent under this sub-lease agreement is approximately $877,000. During the year ended December 31, 2017, we paid a total of $949,532 in rent to Fortitude Management Group.

IPO Expenses

        CSL was reimbursed for certain out-of-pocket expenses incurred in connection with activities on our behalf, including activities in connection with our IPO. During the year ended December 31, 2017, we paid a total of $318,467 to CSL for such expenses.

Redemption Rights

        Under the Ranger LLC Agreement, the Ranger Unit Holders (other than us), subject to certain limitations, have the right, pursuant to the Redemption Right (as defined in the Ranger LLC Agreement), to cause Ranger LLC to acquire all or a portion of their Ranger Units (along with a corresponding number of shares of our Class B Common Stock) for, at Ranger LLC's election, (i) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Ranger Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) cash in an amount equal to the Cash Election Value of such Class A Common Stock. We will determine whether to issue shares of Class A Common Stock or cash in an amount equal to the Cash Election Value based on facts in existence at the time of the decision, which we expect would include the trading prices for the Class A Common Stock at the time relative to the cash purchase price for the Ranger Units, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Ranger Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of Ranger LLC) have the right, pursuant to the Call Right (as defined in the Ranger LLC Agreement), to, for administrative convenience, acquire each tendered Ranger Unit (along with a corresponding share of our Class B Common Stock) directly from such Ranger Unit Holder for, at our election, (x) one share of Class A Common Stock or (y) cash in an amount equal to the value of a share of Class A Common Stock, based on a volume-weighted average price. In addition, upon a change of control of us, we have the right to require each Ranger Unit Holder (other than us) to exercise its Redemption Right with respect to some or all of such unitholder's Ranger Units. As the Ranger Unit Holders redeem their Ranger Units (along with a corresponding share of our Class B Common Stock), our membership interest in Ranger LLC will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

        "Cash Election Value" means, with respect to the shares of Class A Common Stock to be delivered to the redeeming Ranger Unit Holder by us pursuant to our Call Right, the amount that would be received if the number of shares of Class A Common Stock to which the redeeming Ranger Unit Holder would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a share of Class A Common Stock on such redemption, net of actual or deemed offering expenses.

Tax Receivable Agreement

        In connection with the IPO, we entered into a tax receivable agreement (the "Tax Receivable Agreement") with certain of the Ranger Unit Holders (the "TRA Holders"), including Ranger Holdings, Torrent Holdings, CSL Opportunities II and Bayou Holdings. This agreement generally provides for the payment by us to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that we actually realize (computed using the estimated impact of state and local taxes) or are deemed to realize in certain circumstances as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its Ranger Units to us in exchange for shares of Class A Common Stock, (ii) the tax basis increases resulting from the redemption by such TRA Holder of Ranger Units for shares of Class A Common Stock pursuant to the Redemption Right or our Call Right and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. Certain of the TRA Holders' rights under the Tax Receivable Agreement are transferable in connection with a permitted transfer of Ranger Units or if the TRA Holder no longer holds Ranger Units. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Ranger LLC, and we expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. The term of the Tax Receivable Agreement commenced upon the completion of the IPO and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances, including our breach of a material obligation thereunder or certain mergers, asset sales, other forms of business combination or other changes of control).

Registration Rights Agreement

        In connection with the IPO, we entered into a registration rights agreement (the "Registration Rights Agreement") with Ranger Holdings, Ranger Holdings II, Torrent Holdings and Torrent Energy Holdings II, LLC (together the "Existing Owners") and the Bridge Loan Lenders (as defined herein). The Registration Rights Agreement contains provisions by which we agree to register under the federal securities laws the offer and resale of shares of our Class A Common Stock by the Existing Owners and the Bridge Loan Lenders or certain of their affiliates or permitted transferees under the Registration Rights Agreement. These registration rights will be subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Stockholders' Agreement

        In connection with the IPO, we entered into a stockholders' agreement (the "Stockholders' Agreement") with the Existing Owners and the Bridge Loan Lenders. Among other things, the Stockholders' Agreement provides CSL and Bayou Holdings with the right to designate nominees to our board of directors (each, as applicable, a "CSL Director" or "Bayou Director") as follows:

  •
  for so long as CSL beneficially owns at least 50% of our Common Stock, at least three members of the Board of Directors shall be CSL Directors and at least two members of the Board of Directors shall be Bayou Directors (which may include Richard Agee, Brett Agee or any other person that may be designated by Bayou Holdings in accordance with the terms of the Stockholders' Agreement);

  •
  for so long as CSL beneficially owns less than 50% but at least 30% of our Common Stock, at least three members of the Board of Directors shall be CSL Directors;

  •
  for so long as CSL beneficially owns less than 30% but at least 20% of our Common Stock, at least two members of the Board of Directors shall be CSL Directors;

  •
  for so long as CSL beneficially owns less than 20% but at least 10% of our Common Stock, at least one member of the Board of Directors shall be a CSL Director; and

  •
  once CSL beneficially owns less than 10% of our Common Stock, CSL will not have any Board designation rights.

        In the event the size of our Board of Directors is increased or decreased at any time to other than eight directors, CSL's nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

        Pursuant to the Stockholders' Agreement we, the Existing Owners and the Bridge Loan Lenders will be required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees of such CSL Directors.

        In addition, the Stockholders' Agreement provides that for so long as CSL beneficially owns at least 30% of our Common Stock, CSL will have the right to cause any committee of our Board of Directors to include in its membership at least one director designated by CSL, except to the extent that such membership would violate applicable securities laws or stock exchange rules. The rights granted to CSL to designate directors are additive to and not intended to limit in any way the rights that CSL may have to nominate, elect or remove our directors under our certificate of incorporation, bylaws or the Delaware General Corporation Law.

        Further, the Stockholders' Agreement contains provisions relating to the transfer of our Common Stock or Ranger Units by the Existing Owners. Specifically, any transfer of our Common Stock or Ranger Units by either Ranger Holdings or Ranger Holdings II requires the approval of each of such Existing Owners; provided, however, that any such transfer by Ranger Holdings II made without a corresponding transfer by Ranger Holdings, with the amounts of such corresponding transfers in proportion to such Existing Owners' aggregate ownership of shares of our Common Stock, shall require the further prior written approval of Bayou Holdings. Any transfer of our Common Stock or Ranger Units by either Torrent Holdings or Torrent Holdings II requires the approval of each of such Existing Owners, but does not require the approval of Bayou Holdings.

Second Torrent Note

        In March 2015, Torrent Services, through certain members of its management team, including Mr. Perryman, our Executive Vice President—Processing Solutions, as borrowers, secured a $0.6 million promissory note with Benchmark Bank (the "Second Torrent Note"), which was replaced in April 2016 with a $0.2 million promissory note with Mr. Perryman as borrower. The Second Torrent Note was guaranteed in April 2016 by CSL Opportunities I and CSL, CSL Holdings I, each affiliates of CSL and indirect equity owners of Torrent Services. The Second Torrent Note, which bore interest at a rate of 4.5%, was repaid in full on February 28, 2017. Since entry into the Second Torrent Note in March 2015, approximately $50,000 in aggregate interest payments were made on the Second Torrent Note.

Employee Matters Agreement

        In connection with the acquisition of Bayou Well Services Company ("Bayou"), Ranger Services and Ranger Holdings entered into an Employee Matters Agreement in October 2016 ("EMA") with Bayou Holdings and its affiliates (collectively, "Bayou Parties"). Pursuant to the EMA, the Bayou Parties seconded certain employees to Ranger Services and Ranger Holdings from October 4, 2016 to December 31, 2016 to perform certain transition services. In exchange for receiving these seconded employees and related services, Ranger Services and Ranger Holdings paid the Bayou Parties approximately $5.8 million through December 31, 2016. As of December 31, 2016, Ranger Services and Ranger Holdings had accounts payable to the Bayou Parties of approximately $2.4 million, which were paid in full in March 2017. Bayou Holdings is controlled by Messrs. Brett and Richard Agee, each of whom is a manager of Bayou Holdings and member of our board of directors.

Allied Purchase Agreement

        In January 2017, Ranger Services, through its wholly owned subsidiary, entered into a purchase agreement (the "Allied Purchase Agreement") with Allied Energy Real Estate, LLC ("Allied Energy"). CSL, which employs certain members of our Board of Directors and, after giving effect to this offering, will hold a majority of the voting power of our Common Stock, is an indirect equity owner of Allied

Energy. Pursuant to the Allied Purchase Agreement, Ranger Services purchased certain real property in Milliken, Colorado, from Allied Energy for a purchase price of $4.0 million.

Ranger Bridge Loan

        In February 2017, Ranger Services entered into loan agreements (collectively, the "Ranger Bridge Loan") with each of CSL Opportunities II, CSL Holdings II and Bayou Holdings, each an indirect equity owner of Ranger Services (the "Bridge Loan Lenders"). The Ranger Bridge Loan, which was obtained to fund capital expenditures and for general corporate purposes is evidenced by promissory notes payable to the Bridge Loan Lenders in an aggregate principal amount, following the increase in the principal amount thereunder to $12.1 million in April 2017, to $14.6 million in May 2017, to $17.1 million in June 2017 and to $21.0 million in July 2017, consisting of three individual promissory notes in the principal amounts of (i) $9.2 million payable to CSL Opportunities II, (ii) $6.6 million payable to CSL Holdings II and (iii) $5.2 million payable to Bayou Holdings. Each note bears interest at a rate of 15% and matures upon the earlier of February 21, 2018 or ten days after the consummation of an initial public offering and is guaranteed by Ranger Holdings and the operating subsidiaries of Ranger Services. The Ranger Bridge Loan includes a make-whole provision pursuant to which Ranger Services will pay 125% of the total amount advanced to Ranger Services upon settlement. As described in "—Corporate Reorganization," in connection with the consummation of the IPO, we repaid the Ranger Bridge Loan by issuing Class A Common Stock and Ranger Units (and corresponding shares of Class B Common Stock) to the Bridge Loan Lenders. Specifically, CSL Holdings II received approximately $8.2 million in shares of Class A Common Stock (or 567,895 shares of Class A Common Stock), CSL Opportunities II received approximately $11.5 million in Ranger Units (or 794,663 Ranger Units) and Bayou Holdings received approximately $6.5 million in Ranger Units (or 450,000 Ranger Units).

Corporate Reorganization

        In connection with the IPO, the Existing Owners effected a series of restructuring transactions, as a result of which (a) Ranger Holdings II and Torrent Holdings II contributed certain of the equity interests in the Predecessor Companies to Ranger LLC in exchange for an aggregate of 1,638,386 shares of Class A Common Stock and an aggregate of $3.0 million to be paid to CSL Holdings I and CSL Holdings II on or prior to the 18-month anniversary of the consummation of the IPO in, at our option, cash, shares of Class A Common Stock (with such shares to be valued based on the greater of the initial public offering price of the Class A Common Stock and a 30-day volume-weighted average price) or a combination thereof, and we contributed such equity interests to Ranger LLC in exchange for 1,638,386 shares of Class A Common Stock, (b) Ranger Holdings and Torrent Holdings contributed the remaining membership interests in the Predecessor Companies to Ranger LLC in exchange for 5,621,491 Ranger Units and 5,621,491 shares of our Class B Common Stock, which we initially issued and contributed to Ranger LLC, (c) we contributed all of the net proceeds received in the IPO to Ranger LLC in exchange for 5,862,069 Ranger Units, (d) Ranger LLC distributed to each of Ranger Holdings and Torrent Holdings one share of Class B Common Stock received pursuant to (b) above for each Ranger Unit such Existing Owner holds and (e), as consideration for the termination of the Ranger Bridge Loan, we issued 567,895 Shares of Class A Common Stock (in connection with which Ranger LLC issued 567,895 Ranger Units to us) and Ranger LLC issued an aggregate of 1,244,663 Ranger Units (and distributed a corresponding number of shares of Class B Common Stock) to the Bridge Loan Lenders. With respect to clause (e) above, the number of shares of Class A Common Stock or Ranger Units (and corresponding shares of Class B Common Stock), as applicable, issued to each of the Bridge Loan Lenders was calculated by reference to such Bridge Loan Lender's aggregate loans outstanding under the Ranger Bridge Loan, plus the 25% make-whole premium thereon, divided by the IPO price of our Class A Common Stock. Specifically, CSL Holdings II received approximately $8.2 million in shares of Class A Common Stock (or 567,895 shares of Class A Common Stock (which shares were initially issued by us to Ranger LLC in exchange for 567,895 Ranger Units), CSL Opportunities II received approximately $11.5 million in Ranger Units (or 794,663 Ranger Units) and Bayou Holdings received approximately $6.5 million in Ranger Units (or 450,000 Ranger Units).

        After giving effect to these transactions, the IPO, the issuance of 344,828 shares of Class A Common Stock as partial consideration for the acquisition of ESCO Leasing, LLC, an affiliate of Energy Service Company of Bowie, Inc. ("ESCO"), and our contribution of our interest in ESCO to Ranger LLC in exchange for 344,828 Ranger Units, we own an approximate 55.1% interest in Ranger LLC (the Existing Owners own an approximate 36.8% interest in Ranger LLC and the Bridge Loan Lenders own an approximate 8.1% interest in Ranger LLC.)

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed BDO as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018. The audit of the Company's consolidated financial statements for the fiscal year ending December 31, 2017, was completed by BDO on March 13, 2018.

        The Board of Directors is submitting the appointment of BDO for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of BDO, the Audit Committee will reconsider the appointment of that firm as the Company's independent registered public accounting firm.

        The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company's independent registered public accounting firm. The stockholders' ratification of the appointment of BDO does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by BDO, the Company's independent registered public accounting firm, for services provided in the last two fiscal years (in thousands):

	2016	2017
Audit Fees(1)	$872	$1,120
Audit-Related Fees	—	—
Tax Fees	138	276
All Other Fees	—	—
Total	$1,010	$1,396

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our registration statements, including our Registration Statement on Form S-1 related to our IPO, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years and (iv) accounting consultations.

        The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of BDO's audit, audit-related, tax and other services. For the year ended December 31, 2017, the Audit Committee pre-approved 100% of the services described above.

        The Company expects that representatives of BDO will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

        Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for 2018.

 AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

        The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of August 9, 2017, which is reviewed annually.

        Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and (iii) the independence and performance of our independent registered public accounting firm.

        The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by standards of the Public Company Accounting Oversight Board ("PCAOB").

        Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Audit Committee of the Board of Directors
William M. Austin, Chairman Merrill A. Miller, Member Krishna Shivram, Member

 STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

        Any stockholder of the Company who desires to submit a proposal for inclusion in the Company's 2019 proxy materials must submit such proposal to the Company at its principal executive offices no later than December 28, 2018, unless the date of the 2019 Annual Meeting is more than 30 days from June 15, 2019, in which case the proposal must be received at the Company's principal executive offices a reasonable time before the Company begins to print and mail its 2019 proxy materials. Any stockholder of the Company who desires to submit a proposal for action at the 2019 Annual Meeting, but does not wish to have such proposal included in the Company's proxy materials, must submit such proposal to the Company at its principal executive offices between February 15, 2019, and March 18, 2019. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Amended and Restated Bylaws (the "Bylaws").

        It is the responsibility of the Board of Directors to identify, evaluate and recommend nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Board of Directors endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

        While the Board of Directors does not have a formal policy on diversity, it endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Board of Directors believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas and oilfield services industries, accounting and investment analysis, and legal and corporate governance, among other areas. The Board of Directors does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

        In identifying potential director candidates, the Board of Directors solicits recommendations from existing directors and senior management, to be considered by the Board of Directors along with any recommendations that have been received from stockholders as discussed in more detail below. The Board of Directors may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

SOLICITATION OF PROXIES

        Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Mediant to provide various services relating to the solicitation of proxies, including webhosting, printing, mailing and tabulating votes, for an aggregate fee of approximately $11,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

        In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

 AVAILABILITY OF CERTAIN DOCUMENTS

        A copy of our 2017 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2017 Annual Report on Form 10-K including exhibits. Please send a written request to Robert Shaw at:

  Ranger Energy Services, Inc.
  800 Gessner, Suite 1000
  Houston, Texas 77024

        The charter for our Audit Committee, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are in the "Corporate Governance" section of our corporate website, which is www.rangerenergy.com, and are also available in print without charge upon written request to Robert Shaw at the address above.

        Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to Robert Shaw at the address above, or by calling (866) 648-8133.

        If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

DIRECTIONS TO ANNUAL MEETING

        The 2018 Annual Meeting of Stockholders will be held at The Westin Memorial City, on June 15, 2018, at 10:00 a.m. Central Time. The Westin Memorial City is located at 945 Gessner Rd, Houston, TX 77024.

2018 Annual Meeting of Shareholders of Ranger Energy Services, Inc. to be held June 15, 2018 for Holders as of April 19, 2018 This Proxy is solicited on behalf of the Board of Directors 2018 Annual Meeting of Shareholders of Ranger Energy Services, Inc. Friday, June 15, 2018 The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024 10:00 AM, Central Daylight Time Date: Place: Time: Please make your marks like this: Use dark black pencil or pen only. TELEPHONE CALL 1-866-307-0791 INTERNET +-Go To: The Board of Directors unanimously recommends that you vote "FOR" proposals 1, 2. www.proxypush.com/RNGR  Cast your vote online.  Use any touch-tone telephone. OR  Have your Proxy Card ready.  Follow the simple instructions to record your vote. DIRECTORS RECOMMEND  Have your Proxy Card ready.  Follow the simple recorded instructions. FOR WITHHOLD 1. To elect directors to serve for the ensuing year and until their successors are elected and qualified: 1. Darron M. Anderson 2. Merrill A. Miller 3. Brett Agee 4. Richard Agee 5. William M. Austin 6. Charles S. Leykum 7. Gerald Cimador 8. Krishna Shivram MAIL  Mark, sign and date your Proxy Card. FOR FOR FOR FOR FOR FOR FOR FOR OR  Detach your Proxy Card.  Return your Proxy Card in the postage-paid envelope provided. This proxy is solicited by the Board of Directors The undersigned hereby appoints Darron M. Anderson and Robert S. Shaw Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A Common Stock and Class B Common Stock of RANGER ENERGY SERVICES, INC. held of record by the undersigned on the Record Date, April 19, 2018, at the 2018 Annual Meeting of Stockholders of the Company to be held at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024, on Friday, June 15, 2018 at 10:00 AM, CDT, and any adjournment thereof. FOR AGAINST ABSTAIN 2. To ratify the appointment of BDO USA,LLP as the Company’s independent registered public accountants for 2018. FOR This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Items 1 and 2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting. 3. To transact such other business as may properly come before the meeting or any adjournment thereof. All votes must be received by 11:59 PM, Eastern Standard Time, JUNE 14, 2018. RANGER ENERGY SERVICES, INC. P.O. BOX 8016 CARY, NC 27512-9903 + - Authorized Signatures - This section must be completed for your instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Copyright © 2018 Mediant Communications, Inc. All Rights Reserved Please separate carefully at the perforation and return just this portion in the envelope. X

Revocable Proxy — Ranger Energy Services, Inc. Annual Meeting of Stockholders June 15, 2018 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Darron M. Anderson and Robert S. Shaw Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A Common Stock and Class B Common Stock of RANGER ENERGY SERVICES, INC. held of record by the undersigned on the Record Date, April 19, 2018, at the 2018 Annual Meeting of Stockholders of the Company to be held at The Westin Memorial City, 945 Gessner Rd, Houston, TX 77024, on Friday, June 15, 2018 at 10:00 AM, CDT, and any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Items 1 and 2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting. Please separate carefully at the perforation and return just this portion in the envelope.